Exhibit 10.22

SERVICES AGREEMENT BETWEEN

APEX CLEARING CORPORATION

AND APEX CRYPTO LLC

This Services Agreement (this “Agreement”), as it may be amended, modified, or replaced from time to time, by and between Apex Clearing Corporation (“Apex”) and Apex Crypto LLC (“Crypto”) shall be effective as of December 13,2018.

WHEREAS, Crypto intends to enter into agreements with introducing brokers and clients of Apex (collectively, “Correspondents”) to provide customers of Correspondents (collectively, “Customers”) the ability to open accounts at Crypto for the purpose of buying and selling non-securities digital assets (referred to herein generically as “cryptocurrencies”).

WHEREAS, Crypto and Apex desire to establish methods of interaction with each other in order to facilitate transfers of cash for purposes of buying and selling of digital assets.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Apex and Crypto agree as follows:

1.	FACILITATION OF CUSTOMER CASH TRANSFERS REGARDING CRYPTO ENTITY

(a)

Summary. Crypto represents that it plans to support Customer trading of non-securities cryptocurrencies at a coin wallet away from Apex. Crypto has asked Apex to accept transfer instructions from Correspondents, Customers, and Crypto on Correspondents’ and Customers’ behalf, to allow money movement between Customers’ accounts at Apex and Crypto, both introduced by Correspondents, which will be used by Correspondents and Crypto to facilitate the transfer of money back and forth between Customers’ Apex brokerage accounts (collectively, “Apex Accounts” and each an “Apex Account”) and Crypto accounts (collectively “Crypto Accounts” and each a “Crypto Account”), at the request of Customers. Crypto represents that any transfer instructions sent to Apex shall be unaltered and true and correct to the best of Crypto‘s knowledge.

(b)	Disclosures.

(i)

Crypto will use commercially reasonable efforts to ensure that its Customer account interface has the necessary look and feel from the Customer’s perspective for the Customer to readily distinguish between the Customer’s Apex Account and the Customer’s Crypto Account. When a Customer opts to purchase a cryptocurrency, Crypto will ensure that it is clear to the Customer that the Customer is purchasing such asset in the Customer’s Crypto Account and not in the Customer’s Apex Account. For the avoidance of doubt, Customers will not be able to purchase cryptocurrency from their Apex Accounts; rather, Customers will have the option to transfer funds from their Apex Account for the purpose of purchasing a cryptocurrency in the Customer’s Crypto Account.

(ii)	Crypto will prominently disclose to Customers, and Crypto understands that:

•	The assets in the Customer’s Crypto Account are not held at Apex.

•	Apex is not involved in the purchase, sale, or custody of the cryptocurrencies.

•

When the Customer opts to transmit money for purposes of purchasing a cryptocurrency, it is instructing Crypto and Apex to send funds out of the Customer’s Apex Account to Crypto, which will send the funds outside of Apex.

•	Cryptocurrencies on the crypto side are not FDIC insured or covered by SIPC.

•	Certain other disclosures about the risk of cryptocurrencies (e.g., risk of loss, risk of coin wallet failure, speculative nature of investments, etc.)

•	Crypto and Apex are affiliated entities and may share Customers’ information in performance of the services set forth herein.

(c)	Cash Transfers.

(i)	Customer Authorizations. With each instruction to send money from Customer’s Apex Account to Crypto, Crypto will ensure that:

•

Apex or Correspondent has obtained from each Customer an authorization for the transfer using language indicating that the Customer is authorizing the transfer of funds out of the Customer’s Apex Account to Crypto, such language being subject to Apex’s approval.

•	Apex receives such information unchanged to document the authorization that Apex requires, including but not limited to Customer name, Customer consent, and amount of transfer.

(ii)

Transfer Notifications. Crypto shall be responsible for sending to each Customer a notification at least once per business day, as applicable, with respect to each such Customer’s funds transfer with respect to such Customer’s cryptocurrency transactions showing the amount and date of such transfer, the recipient of each transfer out of the Customer’s Apex Account, and that the transfer of funds out of the Customer’s Apex Account was made, which notifications may include aggregated daily transactions. Crypto shall track bounce-backs and other failures of delivery, and in the event of a failure will contact each affected Customer to deliver the confirmation by other means. Such notifications shall, at a minimum, meet all standards required by Apex, and Crypto shall make any such notifications available to Apex upon request.

(iii)	Appropriate Controls. Crypto will maintain appropriate controls around usage of any Apex tool used for funds transfers.

(iv)	No External Funding. Crypto shall ensure that any deposits made into a Customer’s Apex Account from the Customer’s Crypto Account shall not have originated from a third party source.

2.	CRYPTO ENTITY

(a)	Crypto’s Correspondent and Customer Relationships.

(i)

Crypto shall have a written agreement with each Correspondent governing the transfer of money back and forth between the Customers’ respective accounts held by each party containing adequate control mechanisms and detailing responsibilities between each of those entities.

(ii)

Crypto will enter into an account agreement governing any accounts in Crypto’s name at Apex maintained for purposes of providing the services set forth herein (collectively, the “Crypto Customer Accounts”). Apex is entitled to rely on instructions from Crypto in taking action related to cash transfers from the Crypto Customer Accounts.

(iii)

Crypto will use commercially reasonable efforts to ensure that each Customer trading cryptocurrencies has a separate account agreement with Crypto that makes clear to the Customer that their Crypto Account and activity are separate from such Customer’s brokerage account with Apex and Correspondent.

(iv)

Crypto represents that it (a) has entered into an arms’ length agreement with each Correspondent without referral by Apex; (b) Apex has made no recommendation concerning any Correspondent or its offering; and (c) any activities by Correspondent are separate and distinct from those of Apex.

(b)

Crypto Account Approval. Crypto understands that as between Crypto and Apex, it is Crypto’s or Correspondent’s responsibility to satisfy requirements related to Customers’ suitability that may apply, if any, and to conduct any due diligence and make any decisions concerning the approval and opening of any Crypto Account. Crypto will cease providing transfer instructions to Apex with respect to a Customer in the event that the applicable customer relationship between Crypto and Customer has terminated.

(c)	Other items.

(i)	Crypto represents that it is in compliance with and shall comply with all applicable laws, regulations, and ordinances.

(ii)	Crypto has and shall maintain in effect all the licenses and permits that it needs to carry out its obligations under this Agreement.

(d)

Changes. Crypto understands that Apex’s processes are subject to change, including by adding a charge for Apex’s services; provided that except for changes necessary to be in compliance with law or regulation, any such change must be reasonable in nature, must not materially harm the ability for Apex Crypto to operate its business and must apply consistently to all applicable Apex Clearing customers. In the event of any such change (except in the event of adding or modifying a charge for Apex’s services), Apex shall provide Crypto with three (3) months’ advance written notice, unless a shorter notice period is necessitated to be in compliance with applicable law. In the event of any addition or modification of a charge for Apex’s services, Apex shall provide Crypto with one (1) year’s advance written notice. Upon the receipt of any such notice set forth in this Section 2(d), Crypto may terminate this Agreement on thirty (30) days’ prior written notice to Apex.

3.	TERM

(a)

Effectiveness. This Agreement shall become effective immediately upon signing and shall remain in force for two (2) years from its execution, unless terminated sooner pursuant to the terms set forth herein. Either party may terminate this Agreement at the end of the initial term by providing the other written notice of at least one hundred twenty (120) days prior to the end of the then-current term. Subsequent to this initial term, either party may terminate this Agreement by giving one hundred twenty (120) days’ prior written notice to the other party, in the absence of which this Agreement shall continue in full force and with full effect.

(b)

Termination by Apex. Notwithstanding Section12(a), either party may terminate this Agreement on five (5) business days’ (or in the event of clause (ii) or (iii) below, immediately) written notice to the other party in the event that the other party:

i.	materially breaches the terms of this Agreement and after receipt of written notice by the non-breaching, fails to cure such material breach within thirty (30) days from such notice;

ii.	is enjoined, prohibited, suspended or otherwise becomes unable, as a result of an administrative or judicial proceeding, from engaging in the business activities contemplated herein; or

iii.

becomes or is declared insolvent; voluntarily files or is the subject of, a petition commencing a case under any chapter of Title 11 of the United States Code, which petition if filed involuntarily is not dismissed within thirty (30) days; makes a general assignment for the benefit of its creditors; admits in writing its inability to pay its debts as they mature; files an application or consents to the appointment of, or there is appointed, any receiver, or a permanent or interim trustee of that party or any of its subsidiaries, as the case may be, or all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; files a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute.

(c)

Automatic Termination. In addition to any other provisions for termination herein, this Agreement shall terminate immediately in the event that either Crypto or Apex ceases to conduct its business or that Apex:

i.	is no longer registered as a broker/dealer with the SEC; or

ii.	is no longer a member in good standing of FINRA; or

iii.	is suspended by any national securities exchange of which Apex is a member for failure to comply with the rules and regulations thereof; or

iv.	has insufficient regulatory capital to carry on its business or regulatory restrictions that prevent it from carrying on its business.

(d)	Conversion of Accounts. In the event that this Agreement is terminated for any reason, Apex shall not be responsible for arranging the liquidation and/or closure of any Crypto Accounts.

4.

INTELLECTUAL PROPERTY: All right, title, copyright and other interest in and to any part of or all of any Apex systems, software or technologies shall at all times remain the sole and exclusive property of Apex. Apex grants Crypto a non-exclusive, non-transferable, non-assignable, non-sublicensable license for the term of this Agreement to access and use such Apex systems, software, and technologies for the limited purposes of fulfilling the provisions of this Agreement and Apex shall have the right to terminate or suspend such license at any time and from time to time. Apex’s intellectual property is provided on an “as is”, “as available” basis, without warranty of any kind, and Apex disclaims all warranties, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose, and non-infringement. Apex shall not be responsible for any errors which may occur as a result of any of Apex’s intellectual property. There is no warranty that any data or other information provided through Apex, Apex’s technology or intellectual property or Apex’s or any of its providers’ systems will fulfill any particular purpose.

Crypto shall preserve and protect Apex’s and its affiliates’ patent, trade secret, copyright and other proprietary rights in Apex’s or its affiliates’ products, services, trademarks and tradenames, at least to the same extent used by Crypto to preserve and protect its own proprietary data or information and to notify Apex of any action by any third party known by Crypto to constitute an infringement of Apex’s or any of its affiliates’ proprietary rights.

5.

CONFIDENTIALITY: All agreements, documents, information papers, and data in any form, supplied by either party to the other pursuant to this Agreement concerning such party’s business, financial condition or Correspondents or Customers (“Confidential Information”) shall be treated by the receiving party as confidential. Each party agrees to use a reasonable degree of care in safeguarding any Confidential Information received, but not less than the degree of care used in safeguarding its own proprietary information. To the extent such documents or data are retained by the receiving party, they shall be kept in a safe place and shall be made available to third parties only as authorized by the disclosing party in writing or pursuant to any order, requirement or request of a court, applicable law, regulation, securities exchange, supervisory authority or regulatory body having appropriate jurisdiction. Documents received from the disclosing party and retained by the receiving party shall be made available by the receiving party for inspection and examination by the disclosing party’s auditors, by properly authorized agents or employees of any regulatory bodies or commissions or by such other persons as the disclosing party may authorize in writing. Notwithstanding anything herein to the contrary, Crypto expressly authorizes Apex to supply any applicable information requested relating to Crypto, its business, Correspondents, or Customers to any regulatory or self-regulatory body having appropriate authority or to any third party provider of Apex solely for the purposes of providing services relating to this Agreement and only to the extent that such disclosure is necessary for the purpose of providing the services set forth herein. The obligations in this section shall not restrict any disclosure by either party pursuant to any request or requirement of applicable laws or regulations, or by order of any court or government agency, regulatory authority, supervisory authority or securities exchange (provided that the disclosing party shall give prompt notice to the non-disclosing party of such request or requirement, to the extent practicable and permitted) and shall not apply with respect to information which (i) is independently developed by the other party without use of or reference to the disclosing party’s Confidential Information; (ii) is or becomes publicly known (other than through unauthorized disclosure of the receiving party); (iii) is disclosed by a third party free of any obligation of confidentiality insofar as is known by the receiving party; or (iv) is already known by or in the possession of such receiving party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the parties (including any predecessor entity) before the effective date of this Agreement. This section shall survive the termination of this Agreement. Crypto acknowledges that the services Apex provides hereunder involve providing Crypto with access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by Crypto, and that Crypto shall exercise reasonable care to protect Apex’s interest in such trade secrets. Crypto agrees to make the proprietary nature of such systems known to those of its employees or agents who may reasonably be expected to come into contact with such systems.

6.	LIABILITY & INDEMNITY:

(a)

Except in the event of an Apex Indemnitee’s (as defined below) fraud, gross negligence or willful misconduct, in addition to any other obligations it possesses under the provisions of this Agreement, Crypto hereby indemnifies and agrees to hold Apex and its affiliates, and its and their successors and assigns, and its and their directors, officers, agents and employees (“Apex Indemnitees”) harmless against any and all penalties, damages, losses, costs, judgments, attorney’s fees, or any other expenses awarded against an Apex Indemnitee arising out of or relating to a Crypto Account or Crypto’s activities under this Agreement. Except in the event of a Crypto Indemnitee’s (as defined below) fraud , gross negligence or willful misconduct, in addition to any other obligations it possesses under the provisions of this Agreement, Apex hereby indemnifies and agrees to hold Crypto and its affiliates, and its and their successors and assigns, and its and their directors, officers, agents and employees (“Crypto Indemnitees”) harmless against any and all penalties, damages, losses, costs, judgments, attorney’s fees, or any other expenses awarded against a Crypto Indemnitee in a final non-appealable judgment arising out of or resulting from any and all claims, demands, proceedings, suits and actions of a third party arising out of or occurring in connection with Apex’s gross negligence, willful misconduct, or fraud.

(b)

Crypto shall not settle any claim, demand, proceeding, suit or action against an Apex Indemnitee without the prior written consent of the Apex Indemnitee. In the event that the Apex Indemnitee reasonably believes that Crypto is not adequately defending a claim against such Apex Indemnitee, the Apex Indemnitee shall have the right to assume the defense of such claim at the sole expense of Apex. Apex shall not settle any claim, demand, proceeding, suit or action against a Crypto Indemnitee without the prior written consent of the Crypto Indemnitee. In the event that the Crypto Indemnitee reasonably believes that Apex is not adequately defending a claim against such Crypto Indemnitee, the Crypto Indemnitee shall have the right to assume the defense of such claim at the sole expense of Crypto.

(c)

Errors, misunderstandings or controversies between or among Crypto and any Correspondent or Customer shall be Crypto’s sole responsibility and liability, except in the event of Apex’s fraud, gross negligence or willful misconduct.

7.	MISCELLANEOUS

(a) Effectiveness. This Agreement shall be effective as of the date first stated above.

(b) Authority. Crypto and Apex hereby represent and warrant that each has the power and authority to enter into this Agreement.

(c) Binding effect; Confidentiality. This Agreement is binding on and for the benefit of the parties and their respective successors and assigns. The parties agree that the terms of this Agreement are strictly confidential.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware as to all matters, including but not limited to matters of validity, construction, effect and performance, exclusive of the principles of conflicts of laws thereof. In the event of a dispute between the parties, such dispute shall be settled by arbitration before arbitrators in accordance with the rules of the Arbitration Committee of FINRA then in effect. The arbitrators may allocate reasonable, out-of-pocket attorneys’ fees and arbitration costs between parties and such award shall be final and binding between the parties and judgment thereon may be entered in any court of competent jurisdiction.

(e) Severability. Notwithstanding anything to the contrary set forth herein, if any provision of this Agreement or the services contemplated by this Agreement are rendered invalid, improper, or unenforceable by virtue of a ruling or interpretation of a court of competent jurisdiction, regulator, or applicable law, the parties agree that the parties or such body, as applicable, will revise the invalid, improper, or unenforceable provision or portion of the services as necessary in order to be compliant, and enforce any such provision only to the maximum extent it deems legally permissible. The parties agree that the other provisions of this Agreement will remain in full force and effect to the maximum extent permitted thereby.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single agreement. The parties agree that this Agreement may be transmitted via facsimile or other electronic means and intend that electronically transmitted signatures constitute original signatures. When each party hereto has executed and delivered to the other a counterpart, this Agreement shall become binding on both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed effective as of the day and year first set forth above.

APEX CLEARING CORPORATION

By:	/s/ William Capuzzi
William Capuzzi, CEO

APEX CRYPTO LLC

By:	/s/ Andrew Tourney
(Signature)
Name:	Andrew Tourney
(Print Name)
Title:	Chief Compliance Officer